Exhibit 10.11

Term Sheet

Recital:

In July 2001 YP.Net. Inc. ("YPNT") was informed by Mathew and Markson Ltd. ("M&M") that it had failed to pay a $1,000,000.00 extension fee in July of 1999. A demand was made in July of 2001.

After careful review and negotiation the final presentation of the terms of resolution is herein enclosed, and was signed by Angelo Tullo as President of YPNT and Ilse Cooper. Managing Director of M&M. Terms are now subject to the approval of the representative Boards of Directors. Tullo and Cooper have both recommended to their respective Boards that this agreement be ratified and further that final documents be drafted by YP Net, Inc.'s lawyers.

It is Agreed that The Final Agreement will contain the following:

1. YPNT would pay to M&M the sum of $550,000.00 and no cents.
2. Since YPNT does not want to spend it's cash at this time a note will be generated. The term of the note is 36 months at a 10.5% annual interest rate with the first payment due December 15th, 2001. A default rate of 18% in the event that payments are more than 10 days late. The monthly obligation shall not exceed $20,000.00 per month. YPNT reserves the light to prepay at any time any amount of the note. YPNT may also consider to prepay any amount at the request of M&M.
3. The note will be fully secured against the assets of the Company to include Accounts receivable and equipment as well as stock and assets in subsidiaries as well as the continuance of M&M to hold the collateral shares it currently holds as security for this debt as well. This will be evidenced by a UCC-1 Filing.
4. Further YPNT will issue 4 million shares of 144 Common stock for the benefit of M&M. Said shares will be subject to a 2 year full lockout agreement which prevents M&M from selling their shares into the market and a 4 year limited lock out agreement thereafter which allows no more than 25% to be sold after the first two years as previously discussed in regards to any Preferred Share Offering. Of course this Lock Out Agreement would not supercede the "Dribble Rules" which would still be in effect. Any "private sale" buyer would be allowed, however they would also be subject in these lock out rules. The issue date, whether or not the transfer agent actually issued the shares of that date, is September 24th, 2001 or the record date whereby the public share price was @ 11 cents per share.
5. YPNT will issue warrants in favor of M&M in the amount of 500,000 in total number excisable within 5 years as follows;
125,000 at a strike price of $ 1.00
125,000 at a strike price of $ 2.00
125,000 at a strike price of $ 2.50
125,000 at a strike price of $ 3.00

6. M&M acknowledges that is owed no other obligations, disclosed or undisclosed from the original Telco purchase except for the Put obligations as amended and converted to a Line of Credit secured by the  outstanding shares, the remaining balance from the original loan in relation to the acceleration fee for the URLlicense and the obligations herein.
7. Venue shall be Maricopa County, Arizona, USA.
8. This and the final agreement can only be changed, in writing, and can be signed in counterparts and by facsimile.
9. The prevailing party shall ha awarded attorney fees and collection costs in the event of a dispute.
10. The note shall have default provisions allowing a 10 day cure period after notice.
11 . Subject to final documents prepared by the attorneys acceptable to both parties.

The undersigned agree to the terms and conditions and agree to their effect as of 09/25/01

YP Net. Inc.

By: /s/ Angelo Tullo	9-25-01
Angelo Tullo	Date
President

Mathew and Markson Ltd.
By: /s/ Ilse Cooper	Dec 11, 2001
Ilse Cooper	Date
Antigua Management
Corporate Director